Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Increases its Allowance for Loan Losses resulting in a Second Quarter 2010 loss, Reports

Continued Improvement in Core Operating Results.

July 30, 2010, Glen Allen, Virginia. – First Capital Bancorp, Inc. (NASDAQ: FCVA) today reported its results from operations for the three and six months ended June 30, 2010.

First Capital Bancorp, Inc. (The Company) announced a second quarter net loss of $3.5 million or $1.23 per share primarily due to the addition of $6.3 million to the Company’s Allowance for Loan Losses reserves. As a result, the Company’s Allowance for Loan Losses nearly doubled from $6.8 million at the end of the First Quarter of 2010 to $11.5 million at June 30, 2010 which represents 2.78% of total loans.

John Presley, Managing Director and CEO of First Capital Bancorp stated “The Company took an aggressive stance to protect against further deterioration of the economy and environmental factors that may affect the loan portfolio in the future. We took this preventative action despite the fact that some of our core metrics in the loan portfolio have shown improvement since the end of the first quarter. Our conservative approach to our reserves also reflects the position of our primary regulator, The Federal Reserve. We believe it is prudent to reflect that sentiment in our loan loss reserves.”

Net loss for the quarter ended June 30, 2010 was $3.5 million or ($1.23) per share compared to a net loss of $731 thousand or ($0.30) per share in the second quarter of 2009. It should also be noted that the company also took an aggressive stance by adding an additional $1 million to the Allowance for Loan Loss reserves in the second quarter of 2009 and incurred approximately $220 thousand in merger costs associated with the potential merger with Eastern Virginia Bankshares, Inc. that ultimately was terminated. Net loss for the first six months of 2010 was $3.1 million or ($1.16) per share compared to $629 thousand or ($0.27) per share for the same period of 2009.

Total assets at June 30, 2010 were $545.8 million, up $15.4 million, or 2.9% from December 31, 2009. Total loans increased $8.6 million to $412 million, up 2.1% from December 31, 2009. Deposits increased $13.6 million to $435.7 million, up 3.2% from December 31, 2009. The deposit growth was has been exclusively in checking and money market accounts – “relationship deposits”.

Presley further noted, “As a practical matter at the Company, we fundamentally do not differentiate between our levels of capital and the level of loan loss reserve as long as our capital levels remain strong - which they do. We remain encouraged by our operating strength, the strength in our capital and liquidity, and the talent we have been able to attract, especially as it relates to credit. Our levels of capital, liquidity, and strong improvement in net interest margin, now coupled with the increased allowance for loan losses on our books, set us up well for future success as the economy in this region stabilizes.”

Pre-provision, pre-tax income for the three months ended June 30, 2010 was $980 thousand compared to $90 thousand for the three months ended June 30, 2009. For the six months ended June 30, 2010, pre-provision, pre-tax income was $1.9 million compared to $458 thousand for the six months ended June 30, 2009.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Pre-provision, pre-tax income	$980	$90	$1,937	$458
Provision for loan losses	6,285	1,095	6,746	1,310

(Loss) before income tax	(5,305)	(1,005)	(4,809)	(852)
Income tax (benefit)	(1,833)	(274)	(1,689)	(223)

Net (loss)	$(3,472)	$(731)	$(3,120)	$(629)

Net interest income increased $983 thousand or 33.9% to $3.9 million for the three months ended June 30, 2010 compared to $2.9 million for the three months ended June 30, 2009. For the six months ended June 30, 2010 net interest margin increased to $7.8 million, a $2.4 million or 43.7% increase over the same period in 2009. The increase in quarter over quarter net interest income was due to relatively stable loan portfolio yields and a decrease in total funding costs of over 100 basis points.

The net interest margin was 3.06% for the quarter ended June 30, 2010 up from 2.51% at June 30, 2009. The net interest margin was 3.22% for the first quarter of 2010. This is inclusive of interest we charged off on non performing loans of $247 thousand during the second quarter of 2010, without that adjustment the net interest margin would have been 3.25%. The Company expects the net interest margin to continue to slightly improve in the third quarter of 2010 as the rate environment continues to allow for reduced funding costs.

Noninterest expense increased $202 thousand or 6.7% for the three months ended June 30, 2010 as compared to the same period in 2009. The majority of the increase can be attributed to three areas: key additions to the lending and management team as Salaries and Employee benefits increased by $259 thousand for the three month period ending June 30, 2010, the write down of $200 thousand of assets carried in Other Real Estate Owned to better reflect the market value of those assets, and legal and professional fees associated with resolution of problem loans increased by approximately $148 thousand.

In the last 10 quarters, the company has increased its allowance for loan losses by over $12.0 million while charging off $3.0 million over the same period. At the same time, the Company’s capital position remains strong. At June 30, 2010, the Company exceeded all regulatory capital requirements, with total Risk Based Capital of 12.94% (10% qualifies banks as “well capitalized” by regulatory standards), Tier One Capital of 11.20% and tangible common equity of 6.12%.

From an operational perspective, First Capital Bank President and CEO Bob Watts noted “The past three years have been the most challenging we have seen in the banking industry over the last fifty years. Responding to this economic and regulatory environment demands tough decisions be made. Our response is to focus on protecting shareholder value and building a financial services company that survives in times like these and thrives in more traditional business environments. Our response is to increase our reserves in the short term to succeed in the long term. I am proud of our teammates, clients, board of directors and shareholders for exhibiting patience and prudence during this difficult time and for the efforts they have all made to improve our company for the future. We remain well capitalized, with sound liquidity, strong reserves, highly valued relationships and the best banking team in Central Virginia.”

The Company has been profitable in seven of the last ten quarters, each of the past seven years and has continued to make improvements in its core operating metrics.

Notwithstanding the aggressive stance the Company took towards charge-offs this quarter, the Company’s loan portfolio continues to exhibit satisfactory performance, relative to the industry. At June 30, 2010 the company had approximately $7.4 million in loans past due 30 – 89 days representing 1.79% of the total portfolio. The Company had approximately $14.6 million of nonperforming loans (approximately $3.4 million were restructured loans now making interest payments) and approximately $2.1 million of Other Real Estate Owned.

At March 31, 2010 the Company had approximately $4.4 million in loans past due 30 – 89 days representing 1.07% of the total portfolio. In addition, the Company had approximately $13.2 million of nonperforming loans (approximately $3.4 million were restructured loans now making interest payments and approximately $3.3 million were loans past due 90 days and still accruing interest in which we expect to collect both principal and interest in entirety) and approximately $3.0 million of Other Real Estate Owned.

At June 30, 2009 the Company had approximately $3.2 million in loans past due 30 – 90 days representing 0.81% of the total portfolio, approximately $2.9 million of nonperforming loans and approximately $3 million in Other Real Estate Owned. Nonperforming assets represented 1.84% of assets at June 30, 2009.

The provision for loan losses was $6.3 million for the three months ended June 30, 2010 compared to $1.1 million for the same period in 2009. Net Charge-offs for the quarter totaled $1.6 million, which compares to Net Charge-offs of $130 thousand for the same period last year. Of the $1.6 million in charge-offs, approximately $1.0 million of that amount was associated with one loan – which continues to pay as instructed by the bankruptcy court. The Allowance for Loan Losses totaled $11.5 million at June 30, 2010 or 2.78% of total loans. This compares to $6.0 million or 1.55% of total loans June 30, 2009.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Selected Operating Data:

Interest income	$6,538	$6,265	$13,148	$12,139
Interest expense	2,649	3,360	5,324	6,696

Net interest income	3,889	2,905	7,824	5,443
Provision for loan losses	6,285	1,095	6,746	1,310
Noninterest income	315	207	547	387
Noninterest expense	3,224	3,022	6,434	5,372

(Loss) before income tax	(5,305)	(1,005)	(4,809)	(852)
Income tax (benefit)	(1,833)	(274)	(1,689)	(223)

Net (loss)	$(3,472)	$(731)	$(3,120)	$(629)

Less: Preferred dividends	$169	$167	$339	$167

Net (loss) to common shareholders	$(3,641)	$(898)	$(3,459)	$(796)

(Loss) per share
Basic	$(1.23)	$(0.29)	$(1.16)	$(0.26)

Diluted	$(1.23)	$(0.29)	$(1.16)	$(0.26)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Balance Sheet Data:

Total assets	$545,786	$492,277	$545,786	$492,277
Loans, net	401,780	383,293	401,780	383,293
Deposits	435,749	386,545	435,749	386,545
Borrowings	63,232	58,385	63,232	58,385
Stockholders’ equity	43,819	45,418	43,819	45,418
Book value per share	$11.23	$11.81	$11.23	$11.81
Total shares outstanding	2,971,171	2,971,171	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	$11,481	$6,045	$11,481	$6,045
Nonperforming assets	16,727	9,065	16,727	9,065
Net charge-offs	1,604	130	1,865	326
Net charge-off to average loans	0.39%	0.03%	0.46%	0.09%
Allowance for loan losses to loans	2.78%	1.55%	2.78%	1.55%
Nonperforming assets to loans & OREO	4.03%	2.31%	4.03%	2.31%

Selected Performance Ratios:
Return on average assets	-2.57%	-0.60%	-1.18%	-0.27%
Return on average equity	-29.44%	-6.41%	-13.37%	-3.13%
Net interest margin (tax equivalent basis)	3.06%	2.51%	3.14%	2.45%